Exhibit 99.1
                    Thomas F. Pierson, P.C.
                 1140 Highway 287 Suite 400-274
                   Broomfield, Colorado 80020
                          754-224-8329

                        January 6, 2006

Mr. Gunther Than, CEO
View Systems, Inc.
Baltimore, Md.

Re:  Release and removal of warrants from subscriptions and term sheet

Dear Mr. Than:

Please accept this letter as my clients consent to remove the warrants from the current subscription agreements and from the term sheet. It is my client's understanding that the warrants will be included in a subsequent registration statement.

Thank you for your attention to this matter.

Please contact this office should you have any questions.


Sincerely,

/s/Thomas F. Pierson

Thomas F. Pierson

Attorney for:
          Starr Consulting, Inc.
          Active Stealth LLC
          KCS Consulting Services